UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2015

MAMAMANCINI’S HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-28629	27-0607116
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

25 Branca Road
East Rutherford, NJ 07073

(Address of Principal Executive Offices)

(201) 531-1212

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 11, 2015, MamaMancini’s Holdings, Inc. (the “Company”) conducted the initial closing (the “Initial Closing”) of a private placement offering of a minimum of $1,000,000 of 20 units (the “Minimum Offering”) up to $10,000,000 or 200 units (the “Maximum Offering”), subject to increase of the Maximum Offering by up to $2,000,000 or an additional 40 units (the “Over-Allotment”), of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred”) and warrants (the “Warrants”) to purchase the Company’s common stock, par value $0.00001 per share (the “Common Stock”) to accredited investors (the “Offering”). Each Unit, is comprised of (i) five hundred (500) shares of Series A Preferred (“Unit Shares”), convertible into the Company’s common stock, par value $0.00001 per share (“Common Stock”) at a conversion price of $1.25 per share and (ii) one (1) Warrant to purchase 100% of the number of Conversion Shares (as defined below) initially issuable upon conversion of the Unit Shares to the purchaser at the exercise price of $1.25 per share.

Each registered holder of Unit Shares shall have the right, at any time commencing after the issuance, to convert the stated value ($100 per Unit Share) of such shares, as well as accrued but unpaid declared dividends on the Series A Preferred (collectively “Conversion Amount”) into fully paid and non-assessable shares of Common Stock of the Company (the “Conversion Shares”). The number of Conversion Shares issuable upon conversion of the Conversion Amount shall equal the Conversion Amount to be converted divided by the conversion price then in effect. The conversion price of the Series A Preferred shall be $1.25, subject to adjustment (the “Conversion Price”). The Warrant included in each Unit entitles the registered holders thereof to purchase up to the number of shares of Common Stock (“Warrant Shares”) that is equal to 100% of the number of Conversion Shares initially issuable upon conversion of the Unit Shares issued to the purchaser. The Warrants are for a term of five (5) years and are exercisable at a price of $1.25 per Warrant Share.

In connection with the Initial Closing, the Company entered into definitive subscription agreements with those certain accredited investors (the “Subscribers”) and issued an aggregate of 10,000 shares of Series of A Preferred and Warrants to purchase 100% of the number of Conversion Shares initially issuable upon conversion of such Series A Preferred for aggregate gross proceeds to the Company of $1,000,000.

The Minimum Amount is comprised of the following:

On May 15, 2015, and June 4, 2015 the Chief Executive Officer of the Company advanced the Company $200,000 and $100,000, respectively, in the form of demand notes (the “Demand Notes”). The Company and its Chief Executive Officer have agreed to convert the principal amount of the Demand Notes into Units and the Company credited such conversion against the Minimum Offering.

On May 22, 2015, the Company issued an aggregate of $450,000 in Convertible Debentures (the “Debentures”), in favor of six (6) of the Company’s directors (each a “Management Investor” and collectively, the “Management Investors”). Pursuant to the terms of the Debenture’s, each Management Investor converted their Debentures into Units on a pro-rata basis (the “Management Conversion”) and the Company credited the Management Conversion against the Minimum Offering.

The remaining $250,000 of the Minimum Offering was comprised of an additional investment of $100,000 from the Company’s Chief Executive Officer and $150,000 from an accredited investor, respectively.

The Company is utilizing the services of a FINRA registered placement agent for the Offering. In connection with the Initial Closing, the Company has paid such placement agent an aggregate cash fee and non-accountable allowance of $65,000 and will issue to such placement agent or its designees warrants to purchase 80,000 shares of Common Stock at $1.25 per share. The net proceeds to the Company from the Initial Closing, after deducting the forgoing fees and other Offering expenses, are expected to be approximately $935,000 (including monies from the Demand Notes and Debentures).

The Company intends to use the proceeds of the placement for general corporate purposes, including working capital, investor relations, sales and marketing activities, product development, general and administrative matters and capital expenditures as well re. The closing occurred following the satisfaction of customary closing conditions.

The subscription agreement contains representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of subscription agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements, and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and their agreements.

Item 3.02 Unregistered Sale of Equity Securities.

Item 1.01 is hereby incorporated by reference.

The securities issued pursuant to the Offering were not registered under the Securities Act of 1933, as amended (the “Securities Act”), but qualified for exemption under Section 4(2) of the Securities Act. The securities were exempt from registration under Section 4(2) of the Securities Act because the issuance of such securities by the Company did not involve a “public offering,” as defined in Section 4(2) of the Securities Act, due to the insubstantial number of persons involved in the transaction, size of the offering, manner of the offering and number of securities offered. The Company did not undertake an offering in which it sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) of the Securities Act since they agreed to, and received, share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, the Company has met the requirements to qualify for exemption under Section 4(2) of the Securities Act.

Copies of the form of Subscription Agreement and Warrant relating to the Private Placement is filed as exhibits 10.1 and 10.2, respectively to this Current Report on Form 8-K.

Item 3.03 Material Modification to Rights of Security Holders.

On June 2, 2015, the Company filed the Amendment (the “Amendment”) with the Secretary of State of the State of Nevada, which, among other things, established the designation, powers, rights, privileges, preferences and restrictions of the Series A Preferred.  The Company authorized 120,000 shares of Series A Preferred with each share of our Series A Preferred having a stated value equal to $100, as adjusted for stock dividends, combinations, splits and certain other events, (the “Stated Value”).

Voting Rights

The holders of Series A Preferred will vote together with the holders of our Common Stock on an as converted basis on each matter submitted to a vote of holders of Common Stock. The number of votes that may be cast by a holder of Series A Preferred shall be equal to the number of Conversion Shares issuable upon conversion of such Holder’s Series A Preferred on the record date for determining those stockholders entitled to vote on the matter.

In addition, the affirmative vote of the holders of a majority of our outstanding Series A Preferred is required to (i) amend our certificate of incorporation or bylaws in a way that would be adverse to the holders of our Series A Preferred, (ii) redeem or repurchase our stock (other than with respect to the Series A Preferred), (iii) effect a liquidation event, (iv) declare or pay dividends (other than on the Series A Preferred), (v) and issue any securities in parity or senior to the rights of the Series A Preferred.

Dividends

Holders of Series A Preferred shares will be entitled to receive dividends at a rate of eight percent (8%) per share per annum payable yearly within 10 days following March 31 of each year (the “Dividend Payment Date”). All dividends will be paid in either Common Stock (the “Dividend Shares”) or in cash, at the option of the Company. The number of shares of Common Stock issuable in lieu of cash dividends will be determined by dividing the amount of the dividend owed by the greater of (a) $1.25 or (b) the volume weighted average price of the Company’s common stock during the 10 trading days immediately preceding the Dividend Payment Date.

Liquidation Preference

The Preferred Stock will have liquidation preference equal to $1.25 per share plus all accrued and unpaid dividends. The Preferred Stock shall rank senior to the Common Stock and the liquidation preference shall be paid prior to any liquidating distribution to the holders of Common Stock upon dissolution or winding up of the Company.

Optional Conversion

Each registered holder of Unit Shares shall have the right, at any time commencing after the issuance, to convert the stated value and accrued but unpaid dividends of such shares into fully paid and non-assessable shares of Common Stock of the Company. The number of Conversion Shares issuable upon conversion of the Conversion Amount shall equal the Conversion Amount to be converted divided by the conversion price then in effect. The conversion price of the Series A Preferred shall be $1.25, subject to adjustment.

Automatic Conversion

The Preferred Stock will automatically convert into Common Stock at $1.25 per share (subject to adjustment as described below) upon the Company listing its securities on a national exchange, including without limitation, the NASDAQ Capital Market or New York Stock Exchange; provided however, that if the Company should effectuate a reverse stock split in order to list on such an exchange and the volume weighted average price of the Common Stock during the five trading days preceding the effective date of the reverse split is less than $1.25 per share, then conversion of the Series A Preferred will remain optional.

Adjustments

The Conversion Price will be adjusted proportionately in the event of stock splits, reverse stock splits or stock dividends. If the Company issues any shares of its Common Stock following the Offering for cash consideration per share which is less than the Conversion Price then in effect or if the Company issues options, warrants or securities convertible into shares of Common Stock having an exercise price per share or conversion price per share that is less than the Conversion Price then in effect, then the Conversion Price will be adjusted using a weighted average formula.

Neither we nor a holder of our Series A Preferred may convert any amount that would result in the holder having a beneficial ownership of our Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the holder and its affiliates on the conversion date and (ii) the number of shares of our Common Stock issuable upon the conversion, which would result in the aggregate beneficial ownership by such holder and its affiliates of more than 4.99% of the outstanding shares of our Common Stock. The holder of our Series A Preferred may waive the conversion limitation in whole or in part upon and effective after sixty one (61) days’ prior written notice to our Company.

The foregoing description of the Series A Preferred Stock designation does not purport to be complete and is subject to, and qualified in its entirety by, the Amendment, a copy of which is attached hereto as Exhibit 3.1, and incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 4, 2015, the Company amended its Certificate of Incorporation by filing the Amendment with Secretary of State of Nevada, which designated the rights preferences and privileges of the Series A Preferred.

Item 3.03 is hereby incorporated by reference.

The foregoing descriptions of the Amendment and the Series A Preferred does not purport to be complete and is subject to, and qualified in its entirety by, the Amendment, a copy of which is attached hereto as Exhibit 3.1, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

3.1*	Series A Convertible Preferred Certificate of Designation

10.1*	Form of Subscription Agreement, by and between MamaMancini’s and the Subscriber

10.2*	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MamaMancini’s Holdings, Inc.

Date: June 12, 2015	By:	/s/ Carl Wolf
	Name:	Carl Wolf
	Title:	Chief Executive Officer